Exhibit 5.1
Hogan Lovells US LLP
Harbor East
100 International Drive
Suite 2000
Baltimore, MD 21202
T +1 410 659 2700
F +1 410 659 2701
www.hoganlovells.com
January 14, 2011
Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10008

Re:	Ashford Hospitality Trust, Inc.
Ladies and Gentlemen:
This firm has acted as Maryland counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of 300,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Option Shares”) pursuant to a partial exercise of the Underwriters’ over-allotment option granted by an Underwriting Agreement, dated December 13, 2010, by and between the Company and you (the “Agreement). This opinion letter is furnished to you pursuant to the requirements set forth in Section 6(c) of the Agreement in connection with the closing with respect to the issuance of the Option Shares on the date hereof. Capitalized terms used herein which are defined in the Agreement shall have the meanings set forth in the Agreement, unless otherwise defined herein, including in Schedule I attached hereto. Certain other capitalized terms used herein are defined in Schedule I attached hereto.
For purposes of the opinions, which are set forth in paragraphs (a) through (j) below (the “Opinions”), and other statements made in this letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). We believe the Documents provide an appropriate basis on which to render the opinions hereinafter expressed.
In our examination of the Agreement and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter. In our role as Maryland counsel to the Company, we have assumed that any shares of the Company’s common stock issued pursuant to the Agreement will not be issued in violation of the ownership limit contained in the Charter of the Company. As to all matters of fact relevant to the Opinions and other statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. The Opinions are given, and other statements are made, in the context of the foregoing.
The Opinions are based as to matters of law solely on applicable provisions of the Maryland General Corporation Law (the “MGCL”), as currently in effect.
Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Boulder Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

Deutsche Bank Securities Inc.	- 2 -	January 14, 2011
Based upon, subject to and limited by the foregoing, we are of the opinion that:
     (a) The Company was duly incorporated and was validly existing as a corporation and in good standing under the MGCL as of the date of the certificate specified in paragraph 7 of Schedule 1.
     (b) The Company has the corporate power to own its properties and to conduct its businesses as described in the Prospectus and to execute, deliver and perform the Agreement.
     (c) The authorized capital stock of the Company consists of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock.
     (d) The Option Shares have been duly authorized, and when issued in accordance with the provisions of the Agreement, will be validly issued, fully paid and non-assessable.
     (e) No holder of outstanding shares of common stock or preferred stock of the Company has any statutory preemptive right under the MGCL or any similar right under the charter or bylaws of the Company to subscribe for the Option Shares.
     (f) The Agreement has been duly authorized, executed and delivered on behalf of the Company.
     (g) The form of certificate evidencing the Option Shares complies with the requirements of Section 2-211 of the MGCL and the Company’s charter and bylaws.
     (h) The Option Shares conform as to legal matters in all material respects to the description thereof set forth in the Base Prospectus under the caption “Description of our Common Stock” and the statements under the captions “Risk Factors — Risks Related to Our Corporate Structure — Our charter does not permit ownership in excess of 9.8% of our capital stock, and attempts to acquire our capital stock in excess of the 9.8% limit without approval from our Board of Directors are void” and “Risk Factors — Risks Related to Our Corporate Structure — Because provisions contained in Maryland law and our charter may have an anti-takeover effect, investors may be prevented from receiving a ‘control premium’ for their shares” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, “Description of our Capital Stock” (to the extent describing Maryland law or the charter or bylaws of the Company), “Description of our Common Stock,” “Description of our Preferred Stock” and “Material Provisions of Maryland Law and of Our Charter and Bylaws” in the Prospectus and under Item 15 of the Registration Statement, to the extent that such information constitutes matters of law, legal conclusions, or summaries of portions of the MGCL or the Company’s charter or bylaws, have been reviewed by us, and are accurate in all material respects.
     (i) The execution, delivery and performance on the date hereof by the Company of the Agreement do not (1) violate the MGCL or the charter or bylaws of the Company, or (2) violate any Maryland court or administrative order, judgment or decree listed on Schedule 2 hereto that names the Company and is specifically directed to it or any of its property.

Deutsche Bank Securities Inc.	- 3 -	January 14, 2011
     (j) No approval or consent of, or registration or filing with, any Maryland regulatory agency is required to be obtained or made by the Company under the MGCL in connection with the execution, delivery and performance on the date hereof by the Company of the Agreement.
Nothing herein shall be construed to cause us to be considered “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended.
We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the Opinions). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations or laws or regulations of any political subdivision below the state level.
We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the closing therunder on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. The foregoing notwithstanding, to the extent our Opinions relate to matters of Maryland law, Andrews Kurth LLP and DLA Piper LLP (US) may rely on our Opinions in rendering their opinions to you on the date hereof, provided that the full text of Andrews Kurth LLP’s and DLA Piper LLP (US)’s opinion letter states that our Opinions speak only as of the date hereof and that no such reliance will have any effect on the scope, phrasing or originally intended use of our Opinions.
Very truly yours,

/s/ Hogan Lovells US LLP
Hogan Lovells US LLP

Schedule 1
1. Executed copy of the Agreement.
2. The Registration Statement on Form S-3 (No. 333-162750) (the “Registration Statement”) filed with the Commission on January 21, 2010.
3. The final prospectus supplement, dated December 13 2010 (the “Prospectus Supplement”), to the final prospectus, dated January 25, 2010 (the “Base Prospectus”, and together with the Prospectus Supplement, the “Prospectus”), as filed pursuant to Rule 424(b)(5) under the Securities Act.
4. The Charter of the Company, as certified by the Maryland State Department of Assessments and Taxation (the “MSDAT”) on August 18, 2010, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.
5. A certified copy of the Articles Supplementary creating 3,300,000 additional shares of Series D Preferred Stock as filed with and accepted for record by the MSDAT on September 21, 2010.
6. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.
7. A certificate of good standing of the Company issued by the MSDAT dated January 13, 2011.
8. A copy of the specimen certificate for the Common Stock of the Company.
9. Certain resolutions of the Board of Directors of the Company adopted at a meeting duly held or by unanimous written consent on December 9, 2010, and the Evidence of Pricing Action dated December 13, 2010, as certified by the Secretary of the Company on the date hereof as being accurate and in effect, relating, among other things, to the authorization of the Agreement.
10. A certificate, dated the date hereof, of certain officers of the Company as to the representations and warranties of the Company set forth in the Agreement and other matters.
11. A certificate of the Secretary of the Company, dated the date hereof, as to the incumbency and signatures of certain officers of the Company.

Schedule 2
None.